UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held August 8, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Pharsight Corporation, a Delaware corporation (“Pharsight”), will be held on Wednesday, August 8, 2007, at 10:30 a.m., Pacific time, at Pharsight’s corporate headquarters located at 321 E. Evelyn Ave. 3rd Floor, Mountain View, California 94041, for the following purposes:

1. To elect directors to serve for the ensuing year or until their respective successors have been duly elected and qualified.

2. To approve amendments to Pharsight’s Amended and Restated Certificate of Incorporation that would effect a reverse stock split, pursuant to which any whole number of outstanding shares of Pharsight’s common stock between and including three and six would be combined into one share of such stock, and to authorize the Board of Directors, at their discretion, to select and file one such amendment which would effect the reverse stock split within such range prior to the 2008 annual meeting of stockholders, if deemed appropriate.

3. To ratify the appointment of Grant Thornton LLP as Pharsight’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. This Notice of Annual Meeting, Proxy Statement and the accompanying form of proxy card are being distributed on or about July 2, 2007.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Pharsight’s common stock, Series A convertible preferred stock, and Series B convertible preferred stock at the close of business on June 20, 2007, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed paper proxy card in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted by proxy card.

By Order of the Board of Directors of Pharsight Corporation

/s/ William Frederick
William Frederick Senior Vice President, Chief Financial Officer and Corporate Secretary

Mountain View, California

July 2, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY (1) USING THE INTERNET, (2) TELEPHONE OR (3) COMPLETING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

PHARSIGHT CORPORATION

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), holders of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and holders of Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”) of Pharsight Corporation, a Delaware corporation (“Pharsight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Pharsight for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, August 8, 2007, at 10:30 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein and in the Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Pharsight’s corporate offices, located at 321 E. Evelyn Ave. 3rd Floor, Mountain View, California 94041. The telephone number at that location is (650) 314-3800.

This Proxy Statement, the accompanying form of proxy card and the Company’s Annual Report are first being mailed on or about July 2, 2007, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of Pharsight’s Common Stock and Preferred Stock at the close of business on June 20, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock and four votes for each share of Preferred Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 20,058,277 shares of Common Stock, 1,814,662 shares of Series A Preferred Stock, and 199,559 shares of Series B Preferred Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than five percent (5%) of Pharsight’s Common Stock and Preferred Stock, see “Share Ownership by Principal Stockholders and Management” below.

Quorum; Required Vote

The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and “broker non-votes” are counted as present and entitled to vote and therefore are included for the purposes of determining whether a quorum is present at the Annual Meeting.

With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to six votes for each share of Common Stock held and each holder of Preferred Stock will be entitled to twenty-four votes for each share of Preferred Stock held. Each stockholder may give one nominee for director all the votes the stockholder is entitled to cast, or may distribute votes among as many nominees as the stockholder chooses. However, no stockholder will be entitled to cumulate votes unless the nominee’s name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate votes. Unless the proxy holders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

A plurality of the votes duly cast is required for the election of directors (Proposal One). The six nominees for director receiving the highest number of affirmative votes shall be elected as directors. Therefore, abstentions or broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) that would effect a reverse stock split within a range from three and six and to authorize the Company’s Board of Directors, at their discretion, to select and file one such amendment which would effect the reverse stock split within such range prior to the 2008 annual meeting of stockholders (Proposal Two). Abstentions are deemed to be votes cast, and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm (Proposal Three). Abstentions are deemed to be votes cast, and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

You may vote by mail, by telephone, over the Internet or in person at the meeting.

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by Telephone or the Internet. A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes by telephone or via the Internet, his or her vote is recorded immediately. The Company encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder may also vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting.

Changing Vote; Revocability of Proxy. If a stockholder has voted by sending in a proxy card, such stockholder may change his or her vote before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Corporate Secretary of the Company or should be sent so as to be delivered to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California, 94041, Attention: Corporate Secretary.

Expenses of Solicitation

Pharsight will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock or Preferred Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, e-mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2008 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than March 7, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Corporate Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One—Election of Directors—Corporate Governance Matters—Process for identifying and evaluating candidates for election to the Board of Directors” below.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has written notice delivered to the Secretary of the

Company within the Notice Period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2008 annual stockholder meeting will start on April 11, 2008 and end on May 10, 2008.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, California, 94041, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term; provided, however, that if the Company ceases to be a “listed corporation” within the meaning of Section 301.5 of the California General Corporation Law, as amended (the “CGCL”), the Board of Directors shall cease to be divided into classes and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting of stockholders. On November 8, 2002, the Company ceased trading on The Nasdaq Stock Market and began trading on the Over-The-Counter Bulletin Board system. As a result, the Company is not currently a “listed corporation” within the meaning of Section 301.5 of the CGCL, and therefore, all directors of the Company shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting of stockholders.

The Company’s Board of Directors is currently comprised of seven directors. The Board of Directors has selected six nominees for election to the Company’s board of directors, all of whom have been recommended for nomination by the Nominating and Corporate Governance Committee of the Board of Directors and all of whom are currently serving as directors of the Company. All nominees were elected by the stockholders at last year’s annual meeting, with the exception of John J. Schickling. Arthur H. Reidel, a director of the Company and member of the Nominating and Corporate Governance Committee, recommended Mr. Schickling as a member of the Board of Directors. After conducting an evaluation, including interviews with Mr. Schickling, the Nominating and Corporate Governance Committee recommended his election to the Board of Directors. In June 2007, the Board of Directors appointed Mr. Schickling as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified. Philippe O. Chambon, a current member of the Board of Directors, is not standing for re-election and his term will end at the Annual Meeting. Pursuant to the Company’s certificate of incorporation, the Board of Directors intends to reduce the size of the board to six directors following the Annual Meeting.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The name, age and principal occupation of each nominee as of June 20, 2007, are set forth below. There are no family relationships among directors or executive officers of the Company.

The Board of Directors recommends a vote “FOR” the nominees listed below.

Information Regarding Nominees

Name	Age	Principal Occupation and Business Experience
Douglas E. Kelly, M.D.	46	Partner, Alloy Ventures. Dr. Kelly has been a member of the Board of Directors since February 1996. Dr. Kelly has been a partner at Alloy Ventures, Inc., formerly Asset Management Associates, a venture capital and investment management firm, since 1993. Dr. Kelly is a director of several privately held companies. Dr. Kelly received a B.A. in Biochemistry and Molecular Biology from the University of California, San Diego, an M.D. from the Albert Einstein College of Medicine and an M.B.A. from the Stanford University Graduate School of Business.

Name	Age	Principal Occupation and Business Experience
Dean O. Morton	75	Retired Chief Operating Officer, Hewlett-Packard Company. Mr. Morton has been a member of the Board of Directors since April 2000. Mr. Morton was the Executive Vice President, Chief Operating Officer and a Director of Hewlett-Packard Company, a manufacturer of computer systems and test and measurement instruments, from 1984 until his retirement in 1992. Mr. Morton is a director of BEA Systems and Cepheid. Mr. Morton received a B.S. from Kansas State University and an M.B.A. from Harvard Business School.

Shawn M. O’Connor	48	Chairman of the Board of Directors, President and Chief Executive Officer. In May 2006, Mr. O'Connor was appointed Chairman of the Board. Mr. O’Connor has been a member of the Board of Directors and the Company’s President and Chief Executive Officer since February 2003. Mr. O’Connor joined Pharsight in September 2002 as its Senior Vice President and Chief Financial Officer and was subsequently promoted to Chief Operating Officer. Mr. O’Connor has more than 20 years of experience in high technology executive management. Prior to joining Pharsight, Mr. O’Connor was the President and Chief Operating Officer of QRS Corporation, a provider of business-to-business e-commerce services to the retail industry, from February 1995 to September 2001. Mr. O’Connor holds a B.S. from the University of California, Berkeley in Finance & Business Administration and is a graduate of the Executive Education Program at the Stanford Graduate School of Business.

Arthur H. Reidel	57	Chief Executive Officer, Scintera Networks. Mr. Reidel has been a member of the Board of Directors since April 1995. He served as the Company’s President from April 1995 to August 1995, and served as the Company’s President and Chief Executive Officer from February 1996 to February 2002. He has also served as the Chairman of the Company’s Board of Directors from May 1995 through April 2006. Since January 2006, Mr. Reidel has been Chief Executive Officer of Scintera Networks. From April 2003 through December 2005, Mr. Reidel was a venture partner of Lightspeed Venture Partners. Mr. Reidel received a B.S. in Mathematics from Massachusetts Institute of Technology.

Howard B. Rosen	49	Vice President, New Products and Portfolio Strategy, Gilead Sciences, Inc. Mr. Rosen has been a member of the Board of Directors since October 2004. From October 2004 to May 2007, Mr. Rosen was Vice President, Commercial Strategy at Gilead Sciences, Inc. From 1994 to 2004, Mr. Rosen held roles at ALZA Corporation. Most recently at ALZA, Mr. Rosen served as its President; prior to this, he was the Vice President, Product Development. Previously during his 10-year tenure at ALZA, Mr. Rosen had responsibilities for mergers and acquisitions, R&D planning, and technology ventures. Mr. Rosen holds an MBA and a BS in Chemical Engineering from Stanford University and a MS in Chemical Engineering from MIT.

Name	Age	Principal Occupation and Business Experience
John J. Schickling	67	Executive Vice President, Chief Operating Officer and Chief Financial Officer, KaZaK Composites, Inc. From 2001 to 2004, Mr. Schickling served as Senior Vice President, Chief Financial Officer and Treasurer of Phase Forward, Inc. Prior to joining Phase Forward, Mr. Schickling was Executive Vice President of Finance and Operations and Chief Financial Officer of SynaPix, Inc., a developer of software applications for film and video special effects, from May 1999 to December 2000. Prior to SynaPix, he was Senior Vice President and Chief Financial Officer of Mobile Systems International (London), a global software developer for the telecommunications industry, from June 1997 to April 1999. Prior to Mobile Systems, Mr. Schickling was Senior Vice President and Chief Financial Officer of PRI Automation, a semiconductor capital equipment manufacturer, from September 1991 to March 1997. He was also a founder and Chief Financial Officer of Telesis Systems and spent 14 years with the General Electric Company, graduating from GE’s Financial Management Program. Mr. Schickling was a long time faculty member of the Northeastern University College of Business Administration and the Graduate School of Business. He holds a B.S. in Business Education from Salem State College and an M.B.A. from Babson College.

Board Meetings and Committees

The Board of Directors held four meetings during the fiscal year ended March 31, 2007, and each director attended at least seventy-five percent (75%) or more of the aggregate of the total number of meetings of the Board of Directors and total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year.

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Morton, Reidel and Rosen, each of whom is “independent,” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Dean O. Morton is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”).

The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee held nine meetings during the fiscal year ended March 31, 2007. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Compensation Committee. The Compensation Committee currently consists of Drs. Chambon and Kelly, each of whom is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board of Directors.

The Compensation Committee held three meetings during the fiscal year ended March 31, 2007. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the Company’s processes and procedures for the consideration and determination of executive compensation.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Dr. Kelly and Messrs. Morton and Reidel, each of whom are “independent” as defined in the listing standards of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee is responsible for developing general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board of Directors, reviewing and making recommendations regarding the composition and mandate of Board committees, developing overall governance guidelines, and overseeing the performance and compensation of the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board of Directors submitted by the stockholders of the Company; for more information see the procedures described in “Corporate Governance Matters—Process for identifying and evaluating candidates for election to the Board of Directors” below.

The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended March 31, 2007. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Director Compensation

Our compensation program for non-employee directors is designed to attract and retain qualified directors by offering compensation that is competitive with similar companies and recognizes the time, expertise and accountability required by Board service. Each year, the Nominating and Corporate Governance Committee reviews the current compensation program and may also review director compensation data prepared by an external consulting firm. Based upon this review, the Nominating and Corporate Governance Committee recommends to the full Board of Directors what changes, if any, should be made to the director compensation program. The Board must approve any changes to the director compensation program.

Currently, the Director Compensation Policy provides that each director of the Company who is (i) not an employee of the Company, (ii) is not acting in the capacity of a consultant to the Company, and (iii) cannot exercise, individually or in affiliation with any entity or group of entities that exercises, voting control over more than twenty percent (20%) of the Company’s voting stock (an “Independent Director”), receives the following compensation:

•	An annual cash payment for Board membership of $12,000, or $20,000 for serving as chairman of the Board of Directors.

•	An annual cash payment of $5,000 for serving as chairman of the Audit, Compensation or Nominating and Corporate Governance Committees.

•	A cash payment of $2,000 for each board meeting and $1,000 for each board committee meeting attended.

•

A one-time grant of options to purchase 100,000 shares of Common Stock under the Company’s 2000 Equity Incentive Plan, which vest monthly over a two-year period (the “Initial Grant”). A non-employee director that later becomes an Independent Director will receive the Initial Grant at that time.

Each director of the Company who is not an employee or consultant of the Company receives an annual grant of options to purchase 10,000 shares of Common Stock under the Company’s 2000 Equity Incentive Plan, which vest in full one year from the date of grant.

In addition, at the discretion of the chairman of the Board of Directors, an Independent Director may receive a cash payment of $5,000 for services rendered on any strategic committee that may, from time to time, be established by the Board of Directors. The Company’s directors may be reimbursed for certain reasonable expenses in connection with attendance at board and board committee meetings.

The following table outlines the compensation for the Company’s non-employee directors during the fiscal year ended March 31, 2007. Mr. Schickling was not a director of the Company during fiscal 2007.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Philippe O. Chambon(4)	—	4,183	4,183
Robert B. Chess(5)	12,000	—	12,000
Douglas E. Kelly(6)	—	4,183	4,183
Dean O. Morton	38,000	4,183	42,183
Arthur H. Reidel	40,000	4,183	44,183
Howard B. Rosen	29,000	4,183	33,183

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown reflect the compensation cost recognized by the Company in fiscal 2007 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or SFAS 123R (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to 2006. The assumptions used to calculate the value of these awards are set forth in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on June 27, 2007.
(2)	On August 11, 2006, each of our non-employee directors received the following option to purchase shares of our common stock:

Name	Shares	Exercise Price ($)	Grant Date Fair Value ($)
Philippe O. Chambon	10,000	1.30	4,183
Robert B. Chess	10,000	1.30	4,183
Douglas E. Kelly	10,000	1.30	4,183
Dean O. Morton	10,000	1.30	4,183
Arthur H. Reidel	10,000	1.30	4,183
Howard B. Rosen	10,000	1.30	4,183

(3)	As of March 31, 2007, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Philippe O. Chambon	65,000
Robert B. Chess	—
Douglas E. Kelly	65,000
Dean O. Morton	170,000
Arthur H. Reidel	130,000
Howard B. Rosen	120,000

(4)	Per the Company’s director compensation policy, this director is not considered an “Independent Director” due to his affiliation with the Sprout Entities. See “Share Ownership by Principal Stockholders and Management.”
(5)	Mr. Chess ceased to be a director in August 2006.
(6)	Per the Company’s director compensation policy, this director is not considered an “Independent Director” due to his affiliation with the Alloy Entities. See “Share Ownership by Principal Stockholders and Management.”

Corporate Governance Matters

Code of Ethics. The Company has adopted a Code of Ethics for its Chief Executive and Senior Financial Officers (the “Code of Ethics”), which is applicable to its chief executive officer, chief financial officer and senior financial management. The Code of Ethics is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Governance Library.” The Company will disclose on its website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance” any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market.

Independence of the Board of Directors. The Board of Directors has determined that, with the exception of Mr. O’Connor, all of its other members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors. Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Chairman of Nominating and Corporate Governance Committee, Pharsight Corporation, 321 E. Evelyn Ave. 3rd Floor, Mountain View, California, 94041. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Attendance at Annual Stockholder Meetings by the Board of Directors. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages, but does not require, directors to attend. Messrs. O’Connor and Reidel attended the Company’s 2006 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Pharsight Corporation, Corporate Secretary, 321 E. Evelyn Ave. 3rd Floor, Mountain View, California, 94041, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of the Company’s Common Stock or Preferred Stock.

Process for Identifying and Evaluating Candidates for Election to the Board of Directors. The Committee’s general criteria and process for identifying and evaluating the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Committee regularly reviews the current composition and size of the Board of Directors.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the

Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, diversity, expertise, business experience, length of service, independence, other commitments, and (3) such other factors as the Committee may consider appropriate.

•

While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the biotechnology and pharmaceutical industries and Pharsight’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

In evaluating and identifying candidates, the Committee has the authority to retain third-party search firms with regard to candidates who are properly recommended by stockholders or by other means, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK BETWEEN AND INCLUDING THREE AND SIX WOULD BE COMBINED INTO ONE SHARE OF SUCH STOCK, AND TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT WITHIN SUCH RANGE, PRIOR TO THE 2008 ANNUAL MEETING, IF DEEMED APPROPRIATE

Overview

The Board of Directors has unanimously approved proposed amendments to the Certificate that would effect a reverse stock split of all outstanding shares of Common Stock at an exchange ratio ranging from one-for-three to one-for-six. The Board of Directors has declared such proposed amendments to be advisable and has recommended that these proposed amendments be presented to the stockholders for approval. The Stockholders are now being asked to vote upon these amendments to the Certificate that would effect a reverse stock split, whereby a number of outstanding shares of Common Stock between and including three and six would be combined into one share of Common Stock. The reverse stock split would reduce the number of outstanding (but not the authorized) shares of Common Stock.

Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including three and six which will be combined into one share of Common Stock, at any time before the next annual meeting of stockholders. The Board believes that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with appropriate flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the Certificate pursuant to which any whole number of outstanding shares between and including three and six would be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse stock split.

If approved by the stockholders, and following such stockholder approval the Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of Common Stock.

If the Board of Directors elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding capital stock of the Company immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Common Stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of Common Stock or Preferred Stock. Currently, the Board of Directors does not have any plans with regard to the authorized but unissued shares of Common Stock following the reverse split.

Reasons for the Reverse Stock Split

The purpose of authorizing the reverse stock split is to increase the flexibility of the Board of Directors in addressing market-related issues affecting the Company’s capitalization. First, the Board of Directors believes that a reverse stock split may enable the Company to meet initial listing requirements should it attempt to list the Common Stock on The Nasdaq Capital Market, prior to the next annual meeting of stockholders. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

Nasdaq Listing. On November 4, 2002, the Company announced that it had received notification from the Nasdaq Stock Market, indicating that the Common Stock had not maintained a minimum bid price per share of $1.00, as required by Nasdaq Marketplace Rule 4450(a)(5), over 30 consecutive trading days, and had not regained compliance during the 90 days provided under Nasdaq Marketplace Rule 4450(e)(2). Accordingly, the Common Stock was delisted from the Nasdaq National Market (the predecessor to the Nasdaq Global Market) at the opening of business on November 8, 2002.

The Common Stock is currently quoted on the Over-The-Counter Bulletin Board (“Bulletin Board”). On June 25, 2007, the Common Stock closed at a price of $1.95. The volume of daily transactions of the Common Stock is typically quite low and any trading activity tends to cause the stock price fluctuate significantly. In order to increase the marketability and liquidity of our Common Stock, the Company may consider listing on The Nasdaq Capital Market (formerly the Nasdaq Small Cap Market). In order to be listed on The Nasdaq Capital Market, among other requirements, Nasdaq Marketplace Rule 4310(c)(4) requires that common stock, preferred stock and secondary classes of common stock shall have a minimum bid price of $4.00 per share. The Board of Directors believes that reducing the number of shares outstanding by a reverse stock split could result in a proportionate increase in the trading price of the Common Stock and trading on The Nasdaq Capital Market could make the stock less volatile due to higher levels of trading on such market.

A reverse stock split of the Common Stock may result in the Common Stock becoming eligible to be listed on Nasdaq to the extent such reverse stock split results in the Company’s Common Stock maintaining a minimum bid price of at least $4.00 prior to a proposed listing on The Nasdaq Capital Market. In addition to the minimum bid price rule, Nasdaq Marketplace Rule 4310(c)(2) requires that an issuer have stockholders’ equity of at least $4 million. As of March 31, 2007, we had a stockholders’ deficit of $350,000. The Board of Directors does not intend to effect a reverse stock split unless and until we are able to meet the stockholders’ equity requirement, or until such time as we meet all of the other requirements for listing on The Nasdaq Capital Market. We expect that we will meet the stockholders’ equity requirement following the conversion of all outstanding shares of Preferred Stock. On June 27, 2007, all of the holders of Preferred Stock notified the Company of their election to convert all of their shares of Preferred Stock into shares of Common Stock.

Marketability and Liquidity. The Board of Directors believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with stock trading on the Bulletin Board, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in such stocks or tend to discourage individual brokers from recommending such stocks to their customers. Some of those policies and practices may function to make the processing of trades in Bulletin Board stocks economically unattractive to brokers. It should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will offset, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above, although we cannot assure you this will be the case.

Certain Risks Associated with the Reverse Stock Split

The Board of Directors expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock so that the Company is able to regain compliance with The Nasdaq Capital Market minimum bid price standard. However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks; and

•

the market price per post-split share would either exceed the $4.00 minimum bid price as required by Nasdaq or that the Company would otherwise meet the requirements of Nasdaq for inclusion for trading on The Nasdaq Capital Market.

The market price of the Common Stock would also be based on the Company’s performance and other factors, many of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq Capital Market, existing and expected marketability and liquidity of the Common Stock and prevailing market conditions. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the next annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement the reverse stock split prior to the next annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split on the Common Stock

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company on an as-converted to Common Stock basis (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock and Preferred Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of the Company’s capital stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of the Company’s capital stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting, for example, the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate or the Company’s bylaws.

The following table contains approximate information relating to the Common Stock under each of the proposed amendments based on share information as of June 20, 2007:

	Pre-Reverse Split	1-for-3	1-for-4	1-for-5	1-for-6
Authorized	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Outstanding	20,058,277	6,686,092	5,014,569	4,011,655	3,343,046
Issuable pursuant to outstanding stock options and warrants	7,931,007	2,643,664	1,982,751	1,586,201	1,321,834
Available for future issuance under equity compensation plans	2,135,721	711,907	533,930	427,144	355,953
Issuable upon conversion of all outstanding shares of Preferred Stock(1)	8,056,884	2,685,628	2,014,221	1,611,376	1,342,814

(1)	On June 27, 2007, all the holders of Preferred Stock notified the Company of their election to convert all of their shares of Preferred Stock into shares of Common Stock.

The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 1995 Stock Option Plan, 1997 Stock Option Plan, Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2000 Employee Stock Purchase Plan, UK Company Share Option Plan, Employee Stock Purchase Plan and the UK Employee Stock Purchase Plan, in proportion to the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. The Company also has certain outstanding stock options to purchase shares of Common Stock. Under the terms of the outstanding stock options, the proposed reverse stock split will effect a reduction in the number of shares subject to such outstanding options proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Bulletin Board under the symbol “PHST.OB”, until the Company has satisfied the requisite listing requirements to commence trading on Nasdaq.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware. On the effective date, shares of

Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on the Bulletin Board, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If a stockholder does not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and the stockholder wishes to hold the Common Stock after the reverse stock split, the stockholder may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•

purchase a sufficient number of shares of Common Stock so that the stockholder would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

•

if applicable, consolidate accounts so that the stockholder hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle the stockholder to at least one share of Common Stock on a post-split basis. Common Stock held in registered form (that is, shares held by the stockholder in the stockholder’s own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above. Reducing the number of post-split stockholders, however, is not the purpose for this Proposal Two.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholder

Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If a stockholder holds shares with such a bank, broker or other nominee and if a stockholder has questions in this regard, the stockholder is encouraged to contact the nominee.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and the Company will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split to the holders of the Common Stock and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences that may be applicable to particular holders in light of their individual circumstances or to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split, other than with respect to the cash payments for fractional shares (as discussed below). The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2008. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee may reconsider its selection.

A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The firm of Ernst & Young LLP (“Ernst & Young”) served as the Company’s independent registered public accounting firm until Ernst & Young was dismissed by the Company and replaced by Grant Thornton on November 20, 2006. On November 21, 2006, the Audit Committee of the Board of Directors of the Company engaged Grant Thornton as the Company’s registered independent public accounting firm, effective November 25, 2006. On November 27, 2006, the Company filed a Current Report on Form 8-K with the SEC to announce this change.

The reports of Ernst & Young on the Company’s consolidated financial statements for the fiscal years ended March 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended March 31, 2005 and 2006, and through November 20, 2006, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in its report.

The Board of Directors recommends a vote “FOR” this proposal.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by (i) Ernst & Young for the fiscal year ended March 31, 2006 and (ii) by Grant Thornton for the fiscal year ended March 31, 2007.

	Fiscal Year
	2007	2006
Audit fees(1)	$236,902	$494,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	10,000

Total	$236,902	$504,000

(1)	Includes fees for professional services rendered for the audit of the Company’s annual financial statements and reviews of quarterly financial statements, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, research work necessary to comply with generally accepted auditing standards and statutory audits. This does not include $113,970 in fees for professional services performed by Ernst & Young during fiscal year 2007.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the Audit Committee on an annual basis shall determine the scope of the proposed audit for the current year and the audit procedures to be utilized, (2) the Audit Committee on an annual basis shall appoint and compensate the independent registered public accounting firm, and (3) the Audit Committee has the sole authority to approve non-audit services to be performed by the independent registered public accounting firm, but only as permitted by the rules and regulations of the SEC and The Nasdaq Stock Market, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time.

All Ernst & Young and Grant Thornton services and fees during the fiscal year ended March 31, 2007, were pre-approved by the Audit Committee.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Pharsight’s Common Stock and Preferred Stock as of June 20, 2007 for the following: (1) each person or entity who is known by the Company to own beneficially more than five percent (5%) of any class of the Company’s voting securities; (2) each of the Company’s directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all current directors and executive officers of the Company as a group.

Unless otherwise indicated and except to the extent authority is shared by spouses under applicable law, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them. Certain information in the table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock or Preferred Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of June 20, 2007. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 20,058,277 shares of Common Stock, 1,814,662 shares of Series A Preferred Stock, and 199,559 shares of Series B Preferred Stock outstanding as of June 20, 2007.

Name	Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned	Preferred Stock Beneficially Owned		Percent of Preferred Stock Beneficially Owned	Percentage of Common and Preferred Stock Combined Voting Power(2)
5% Stockholders:
Alloy Entities	4,123,571	(3)	19.6%	1,088,749	(4)	54.1%	29.1%
McKesson Corporation	2,777,778	(5)	13.8%	—		—	9.9%
Sprout Entities	2,711,683	(6)	12.9%	925,472	(7)	45.9%	22.1%
Weiss, Peck & Greer Entities	1,223,242	(8)	6.1%	—		—	4.4%

Non-Employee Directors:
Philippe O. Chambon	2,770,683	(9)	13.2%	925,472	(10)	45.9%	22.3%
Douglas E. Kelly	4,188,571	(11)	19.8%	1,088,749	(12)	54.1%	29.3%
Dean O. Morton	210,000	(13)	1.0%	—		—	*
Arthur H. Reidel	1,056,350	(14)	5.2%	—		—	3.7%
Howard B. Rosen	120,000	(15)	*	—		—	*
John J. Schickling(16)	—		—	—		—	—

Named Executive Officers:
Shawn M. O’Connor	992,187	(17)	4.7%	—		—	3.4%
William Frederick	78,124	(18)	*	—		—	*
James Hayden	135,935	(19)	*	—		—	*
Mark Hovde	171,873	(20)	*	—		—	*
Daniel Weiner	1,125,874	(21)	5.6%	—		—	4.0%
All directors and current executive officers as a group (12 persons)	10,791,473	(22)	44.9%	2,014,221		100%	58.7%

*	Represents less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed below is c/o Pharsight Corporation, 321 E. Evelyn Ave. 3rd Floor, Mountain View, California, 94041.
(2)	The combined voting percentage reflects that each share of Preferred Stock is entitled to four votes. On June 27, 2007, all the holders of Preferred Stock notified the Company of their election to convert all of their shares of Preferred Stock into shares of Common Stock.

(3)

Shares of Common Stock beneficially owned by the Alloy Entities represent (i) 3,124,596 shares of Common Stock and a warrant to purchase 91,646 shares of Common Stock held by Asset Management Associates 1996, L.P., (ii) a warrant to purchase 33,757 shares of Common Stock held by Alloy Partners 2000, L.P., (iii) a warrant to purchase 658,618 shares of Common Stock held by Alloy Ventures 2000, L.P., (iv) a warrant to purchase 79,155 shares of Common Stock held by Alloy Corporate 2000, L.P., and (v) a warrant to purchase 135,799 shares of Common Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. The address of these entities is 400 Hamilton Ave. 4th Floor, Palo Alto, CA 94301.

(4)

Shares of Preferred Stock beneficially owned by the Alloy Entities represent (i) 33,757 shares of Series A Preferred Stock held by Alloy Partners 2000, L.P., (ii) 658,618 shares of Series A Preferred Stock held by Alloy Ventures 2000, L.P., (iii) 79,155 shares of Series A Preferred Stock held by Alloy Corporate 2000, L.P., (iv) 135,799 shares of Series A Preferred Stock held by Alloy Investors 2000, L.P., (v) 6,740 shares of Series B Preferred Stock held by Alloy Partners 2000, L.P., (vi) 131,710 shares of Series B Preferred Stock held by Alloy Ventures 2000, L.P., (vii) 15,820 shares of Series B Preferred Stock held by Alloy Corporate 2000, L.P., and (viii) 27,150 shares of Series B Preferred Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. The address of these entities is 400 Hamilton Ave. 4th Floor, Palo Alto, CA 94301.

(5)	Voting and investment power over these shares is held by any one of eleven officers, including the chief executive officer, of McKesson Corporation. Each of the eleven officers disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in the shares. The address for this entity is One Post Street, Floor 33, San Francisco, CA 94104.
(6)	Shares of Common Stock beneficially owned by the Sprout Entities represent (i) 1,569,595 shares of Common Stock and warrants to purchase 183,575 shares of Common Stock held by Sprout Capital VII, L.P., (ii) 18,233 shares of Common Stock and warrants to purchase 2,132 shares of Common Stock held by Sprout Chief Executive Officer Fund, L.P., (iii) 180,435 shares of Common Stock and warrants to purchase 21,103 shares of Common Stock held by DLJ First ESC, L.P., (iv) 36,087 shares of Common Stock and warrants to purchase 4,221 shares of Common Stock held by DLJ Capital Corp, (v) warrants to purchase 33,245 shares of Common Stock held by Sprout Plan Investors, L.P., (vi) warrants to purchase 660,454 shares of Common Stock held by Sprout Capital IX L.P., and (vii) warrants to purchase 2,603 shares of Common Stock held by Sprout Entrepreneurs Funds, L.P. The address for these entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(7)	Shares of Preferred Stock beneficially owned by the Sprout Entities represent (i) 183,575 shares of Series A Preferred Stock held by Sprout Capital VII, L.P., (ii) 2,132 shares of Series A Preferred Stock held by Sprout Chief Executive Officer Fund, L.P., (iii) 21,103 shares of Series A Preferred Stock held by DLJ First ESC, L.P., (iv) 4,221 shares of Series A Preferred Stock held by DLJ Capital Corp, (v) 2,603 shares of Series A Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (vi) 660,454 shares of Series A Preferred Stock held by Sprout Capital IX, L.P., (vii) 33,245 shares of Series A Preferred Stock held by Sprout Plan IX Investors L.P., (viii) 3,670 shares of Series B Preferred Stock held by Sprout Capital VII, L.P., (ix) 41 shares of Series B Preferred Stock held by Sprout Chief Executive Officer Fund, L.P., (x) 421 shares of Series B Preferred Stock held by DLJ First ESC, L.P., (xi) 84 shares of Series B Preferred Stock held by DLJ Capital Corp., (xii) 51 shares of Series B Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (xiii) 13,208 shares of Series B Preferred Stock held by Sprout Capital IX, L.P., and (xiv) 664 shares of Series B Preferred Stock held by Sprout Plan IX Investors L.P. The address for these entities is 11 Madison Ave., 13th Floor, New York, N.Y. 10010.
(8)

Shares of Common Stock beneficially owned by the Weiss, Peck & Greer Entities represent (i) 534,679 shares held by WPG Enterprise Fund III, L.L.C., (ii) 611,376 shares held by Weiss, Peck & Greer Venture Associates IV, L.L.C., (iii) 77,187 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. WPG VC Fund Advisor, L.L.C. is the fund advisor for each of these funds. Gill Cogan is the senior managing member of WPG VC Fund Advisor, L.L.C. and has sole voting and investment power over the shares held by each of the funds. Mr. Cogan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. In October 2000, the venture group changed its name to Lightspeed Venture Partners. The address for these entities is 2200 Sand Hill Road, Menlo Park, CA 94025.
(9)

Shares of Common Stock beneficially owned by Dr. Chambon represent (i) options held by Dr. Chambon to purchase 65,000 shares of Common Stock that are exercisable within 60 days of June 20, 2007, (ii) 1,569,595 shares of Common Stock and warrants to purchase 183,575 shares of Common Stock held by Sprout Capital VII, L.P., (iii) 18,233 shares of Common Stock and warrants to purchase 2,132 shares of Common Stock held by Sprout Chief Executive Officer Fund, L.P., (iv) 180,435 shares of Common Stock and warrants to purchase 21,103 shares of Common Stock held by DLJ First ESC, L.P., (v) 30,087 shares of Common Stock and warrants to purchase 4,221 shares of Common Stock held by DLJ Capital Corp, (vi) warrants to purchase 33,245 shares of Common Stock held by Sprout Plan Investors, L.P., (vii) warrants to purchase 660,454 shares of Common Stock held by Sprout Capital IX L.P., and (viii) warrants to purchase 2,603 shares of Common Stock held by Sprout Entrepreneurs Funds, L.P. Dr. Chambon, one of the Company’s directors, is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into an agreement with DLJ Capital Corporation whereby New Leaf provides investment advisory services for the Sprout Group funds, including Sprout Capital VII, L.P., Sprout Capital IX, L.P., Sprout Chief Executive Officer Fund, L.P., Sprout Entrepreneurs Fund, L.P., Sprout Plan Investors, L.P., Sprout IX Plan Investors, L.P., and DLJ First ESC, L.P. DLJ Capital Corporation is the General Partner of Sprout Chief Executive Officer Fund, L.P. and Sprout Entrepreneurs Fund, L.P., and the Managing General Partner of Sprout Capital VII, L.P. and Sprout Capital IX, L.P. Dr. Chambon is a limited partner of DLJ Associates VII, L.P., which is a general partner of Sprout Capital VII, L.P. Dr. Chambon is also a limited partner of DLJ Associates IX, L.P., which is a general partner of Sprout Capital IX, L.P. DLJ First ESC, L.P., Sprout Plan Investors, L.P. and Sprout IX Plan Investors, L.P. are funds that invest for the benefit of an employee deferred compensation plan for employees of affiliates of DLJ Capital Corporation. Dr. Chambon disclaims beneficial ownership of these shares (other than options held by Dr. Chambon) except to the extent of his pecuniary or partnership interests therein. The address for Dr. Chambon is 7 Times Square, Suite 1603, New York, New York 10036. The address for the Sprout entities is 11 Madison Avenue, 13th Floor, New York, New York 10010.

(10)

Shares of Preferred Stock beneficially owned by Dr. Chambon represent (i) 183,575 shares of Series A Preferred Stock held by Sprout Capital VII, L.P., (ii) 2,132 shares of Series A Preferred Stock held by Sprout Chief Executive Officer Fund, L.P., (iii) 21,103 shares of Series A Preferred Stock held by DLJ First ESC, L.P., (iv) 4,221 shares of Series A Preferred Stock held by DLJ Capital Corp, (v) 2,603 shares of Series A Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (vi) 660,454 shares of Series A Preferred Stock held by Sprout Capital IX, L.P., (vii) 33,245 shares of Series A Preferred Stock held by Sprout Plan IX Investors L.P., (viii) 3,670 shares of Series B Preferred Stock held by Sprout Capital VII, L.P., (ix) 41 shares of Series B Preferred Stock held by Sprout Chief Executive Officer Fund, L.P., (x) 421 shares of Series B Preferred Stock held by DLJ First ESC, L.P., (xi) 84 shares of Series B Preferred Stock held by DLJ Capital Corp., (xii) 51 shares of Series B Preferred Stock held by Sprout Entrepreneurs Funds, L.P., (xiii) 13,208 shares of Series B Preferred Stock held by Sprout Capital IX, L.P., and (xiv) 664 shares of Series B Preferred Stock held by Sprout Plan IX Investors L.P. Dr. Chambon, one of the Company’s directors, is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into an agreement with DLJ Capital Corporation whereby New Leaf provides investment advisory services for the Sprout Group funds, including Sprout Capital VII, L.P., Sprout Capital IX, L.P., Sprout Chief Executive Officer Fund, L.P., Sprout Entrepreneurs Fund, L.P., Sprout Plan Investors, L.P., Sprout IX Plan Investors, L.P., and DLJ First ESC, L.P. DLJ Capital Corporation is the General Partner of Sprout Chief Executive Officer Fund, L.P. and Sprout Entrepreneurs Fund, L.P., and the Managing General Partner of Sprout Capital VII, L.P. and Sprout Capital IX, L.P. Dr. Chambon is a limited partner of DLJ Associates VII, L.P., which is a general partner of Sprout Capital VII, L.P. Dr. Chambon is also a limited partner of DLJ Associates IX, L.P., which is a general partner of Sprout Capital IX, L.P. DLJ First ESC, L.P., Sprout Plan Investors, L.P. and Sprout IX Plan Investors, L.P. are funds that invest for the benefit of an employee deferred compensation plan for employees of affiliates of DLJ Capital Corporation. Dr. Chambon disclaims beneficial ownership of these shares (other than options held by Dr. Chambon) except to the extent of his pecuniary or partnership interests therein. The address for Dr. Chambon is 7 Times Square, Suite 1603, New York, New York 10036. The address for the Sprout entities is 11 Madison Avenue, 13th Floor, New York, New York 10010.

(11)

Shares of Common Stock beneficially owned by Dr. Kelly represent (i) options held by Dr. Kelly to purchase 65,000 shares of Common Stock that are exercisable within 60 days of June 20, 2007, (ii) 3,124,596 shares of Common Stock and a warrant to purchase 91,646 shares of Common Stock held by Asset Management Associates 1996, L.P., (iii) a warrant to purchase 33,757 shares of Common Stock held by Alloy Partners 2000, L.P., (iv) a warrant to purchase 658,618 shares of Common Stock held by Alloy Ventures 2000, L.P., (v) a warrant to purchase 79,155 shares of Common Stock held by Alloy Corporate 2000, L.P., and (iv) a warrant to purchase 135,799 shares of Common Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. AMC Partners 96, L.P. is the general partner of Asset Management Associates 1996, L.P. Dr. Kelly, one of the Company’s directors, is a general partner of AMC Partners 96, L.P. and is also a managing member of Alloy Ventures 2000, LLC. Dr. Kelly disclaims beneficial ownership of these shares (other than options held by Dr. Kelly) except to the extent of his proportionate interest therein. The address of Dr. Kelly and these entities is 400 Hamilton Ave. 4th Floor, Palo Alto, CA 94301.

(12)

Shares of Preferred Stock beneficially owned by Dr. Kelly represent (i) 33,757 shares of Series A Preferred Stock held by Alloy Partners 2000, L.P., (ii) 658,618 shares of Series A Preferred Stock held by Alloy Ventures 2000, L.P., (iii) 79,155 shares of Series A Preferred Stock held by Alloy Corporate 2000, L.P., (iv) 135,799 shares of Series A Preferred Stock held by Alloy Investors 2000, L.P., (v) 6,740 shares of Series B Preferred Stock held by Alloy Partners 2000, L.P., (vi) 131,710 shares of Series B Preferred Stock held by Alloy Ventures 2000, L.P., (vii) 15,820 shares of Series B Preferred Stock held by Alloy Corporate 2000, L.P., and (viii) 27,150 shares of Series B Preferred Stock held by Alloy Investors 2000, L.P. Alloy Ventures 2000, LLC is the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P. Dr. Kelly, one of the Company’s directors, is a managing member of Alloy Ventures 2000, LLC. Dr. Kelly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Dr. Kelly and these entities is 400 Hamilton Ave. 4th Floor, Palo Alto, CA 94301.

(13)	Shares of Common Stock beneficially owned by Mr. Morton represent (i) options held by Mr. Morton to purchase 160,000 shares of Common Stock that are exercisable within 60 days of June 20, 2007, (ii) 10,000 shares held by MDLC Partners, a California Partnership and (iii) 40,000 shares held by the Dean and LaVon Morton Trust. Mr. Morton is a general partner of MDLC Partners, L.P., and disclaims beneficial ownership of these shares (other than options held by Mr. Morton) except to the extent of his proportionate partnership interest therein.
(14)	Shares of Common Stock beneficially owned by Mr. Reidel represent (i) options held by Mr. Reidel to purchase 130,000 shares of Common Stock that are exercisable within 60 days of June 20, 2007 and (ii) 926,350 shares of Common Stock.
(15)	Includes options held by Mr. Rosen to purchase 120,000 shares of Common Stock that are exercisable within 60 days of June 20, 2007.
(16)	Mr. Schickling joined the Board of Directors in June 2007. Does not include options held by Mr. Schickling to purchase 100,000 shares of Common Stock granted to Mr. Schickling upon his appointment to the Board of Directors.
(17)	Includes options held by Mr. O’Connor to purchase 992,187 shares of Common Stock that are exercisable within 60 days of June 20, 2007.
(18)	Includes options held by Mr. Frederick to purchase 78,124 shares of Common Stock that are exercisable within 60 days of June 20, 2007.
(19)	Includes options held by Mr. Hayden to purchase 139,935 shares of Common Stock that are exercisable within 60 days of June 20, 2007.
(20)	Includes options held by Mr. Hovde to purchase 171,873 shares of Common Stock that are exercisable within 60 days of June 20, 2007.
(21)	Shares of Common Stock beneficially owned by Dr. Weiner represent (i) options held by Dr. Weiner to purchase 221,874 shares of Common Stock that are exercisable within 60 days of June 20, 2007 and (ii) 904,000 shares of Common Stock.
(22)	Includes options and warrants to purchase 3,968,177 shares of Common Stock that are exercisable within 60 days of June 20, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Company’s executive compensation program is designed to align compensation with business objectives and performance and to enable the Company to attract, retain and reward the highest quality executive officers and key employees who will help us achieve our business plan. The key elements of this program are designed to:

•	pay competitively with leading software and life sciences related companies with which the Company competes for talent;

•

provide significant equity-based incentives for executives and employees to ensure that they are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees; and

•	reward and offer competitive incentives to retain executives and key employees who contribute to the Company’s progress and long-term success.

The individuals who served as Chief Executive Officer and Chief Financial Officer for fiscal 2007, as well as the other executive officers named in the “Summary Compensation Table” below, are referred to as our “named executive officers” or “NEOs.”

Role of Compensation Committee

The Company’s Compensation Committee (the “Committee”) is comprised of two non-employee directors, Drs. Chambon and Kelly. Each member of the Committee is (i) an “independent” director under the requirements of the Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers and employees. Specifically, the Committee is responsible for the review, establishment and approval of:

•

compensation policies that will attract and retain the highest quality employees, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward employees for the Company’s progress;

•

compensation plans, including stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs (“Compensation Plans”);

•	the grant of rights, participation and interests in Compensation Plans to eligible participants;

•

goals and objectives related to the Chief Executive Officer performance, evaluating the Chief Executive Officer’s performance relative to such goals and objectives and approving the Chief Executive Officer’s total compensation based on such performance;

•	performance metrics and goals for any performance-based cash or equity incentive compensation plan in which executive officers participate; and

•	severance agreements for executive officers and change-of-control agreements for any employee.

The Committee operates under a written charter adopted by our Board, which is available on the Company’s website at http://www.pharsight.com—“Investor Relations”—“Corporate Governance”—“Committee Composition and Charters.”

Engagement of Compensation Consultants. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has engaged an independent compensation consultant to review the Company’s executive compensation and advise the Committee on all of the principal aspects of compensation, including base salaries, annual cash bonus and stock option awards. The Committee generally requests the compensation consultant to provide such review at the beginning of each fiscal year and present their findings at a meeting held during the first month of the fiscal year, during which the Committee approves the executive compensation packages for the current fiscal year. While the independent compensation consultant reports to the Committee rather than to management, the consultant may meet with management to gather information about the Company’s business units and the executives’ roles and responsibilities, in order to better understand the Company’s peer group and market. For the 2007 fiscal year, the Committee engaged Compensia as the outside compensation consultant.

In establishing a peer group to which the Company’s executive compensation was compared, Compensia, with the review and approval of the Committee, selected companies which had life sciences or software related businesses. In addition, Compensia selected companies which were similar in size by comparing the peer group company’s annual revenue, revenue growth and market capitalization. In their research, Compensia also referenced compensation data provided in Radford Executive Surveys of comparable companies and proxy materials, where available. In comparing the Company’s NEO fiscal 2007 total cash compensation package, against the peer group, Compensia reported that on average that NEO fiscal 2007 average total cash compensation fell between the peer group 50th and 60th percentile. The Company’s NEO long term incentive compensation, consisting of stock option awards granted during fiscal 2007, fell between the 25th and 50th percentile when compared against the peer group.

Elements of Executive Compensation

Our executive compensation package is comprised of four elements:

•	base salary;

•	annual performance based cash bonus;

•	equity compensation, in the form of stock options; and

•	termination based compensation.

How each element of the total compensation is determined is discussed in the following sections. In fiscal 2007, base salary represented approximately 60% to 78% of total cash compensation for named executive officers, and performance based annual cash bonuses represented approximately 22% to 40% of total cash compensation for named executive officers.

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall demand for such executives at the time of hire. We believe that the executive base salaries should generally target between the 25th and 50th percentile relative to salaries for executives in similar positions with similar responsibilities at companies of similar size and industry to us, with an overall total cash compensation targeted at the 50th percentile. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

The base salaries for the named executive officers during the fiscal year ended March 31, 2007 are outlined in the “Salary” column of the Summary Compensation Table on page 30.

Performance Based Annual Cash Bonus. In support of our overall compensation program objective, a portion of a named executive officer’s compensation is contingent upon the Company’s performance as well as his or her own level of performance contribution towards the Company’s performance. This allows for the executives to receive bonus compensation in the event certain specified corporate and individual performance targets are achieved.

In determining the performance based compensation awarded to each named executive officer, we evaluate both the Company’s and the executive’s performance in a number of areas. The Company’s performance is measured annually and performance compensation is linked to specific measurable corporate goals intended to create value for stockholders, which are set at the beginning of each fiscal year. The individual performance objectives varied between each named executive officer, but generally included completion of certain projects and achievement of targets in support of the Company’s goals. During the fiscal year ended March 31, 2007, the Committee approved targets to which the executives’ bonus was tied, and included bookings, revenue and operating income, for both the Company and each business unit, as applicable.

The amount of cash bonus actually awarded depends on the level of achievement of the stated corporate, business unit, and individual performance goals, with a target bonus generally set as a percentage of the named executive officer’s base salary. For fiscal 2007, the named executive officers were eligible for annual performance based cash bonuses in an amount equal to a percentage of their base salaries [ranging from 22% to 60%], as set forth in their employment offer letters and approved by the Committee at the beginning of each fiscal year. Each named executive officer must be a Company employee on the date the bonuses are paid out in order to be eligible to receive such bonus. In its discretion, the Committee, may however, award bonus payments to our executives above or below the amounts specified in their respective employment offer letters. The specific amount of cash bonus awarded to each named executive officer for the fiscal year ended March 31, 2007 is outlined in the “Non-Equity Incentive Plan Compensation” column of Summary Compensation Table on page 30.

Employment Agreements

The following employment agreements outline the terms base compensation and annual performance based cash bonus percentage for each NEO during the fiscal year ended March 31, 2007. In addition, the employment agreements with each of the NEO’s provide for a Severance Package (defined below under “Termination-Based Compensation”) upon termination without cause or resignation within six (6) months of a change in control for good reason. The actual amount of the annual performance based cash bonus awarded to each NEO was determined by the Committee in its sole discretion.

Shawn M. O’Connor. On March 31, 2003, the Company entered into an employment letter agreement with Shawn M. O’Connor, the Company’s Chairman of the Board, President and Chief Executive Officer, which provides him an annual salary of $300,000. In addition, Mr. O’Connor is eligible to receive an annual bonus program targeted at 60% of his annual salary.

William Frederick. On April 10, 2006, the Company entered into an employment letter agreement with William Frederick, whereby Mr. Frederick was appointed Senior Vice President and Chief Financial Officer at an annual salary of $250,000. In addition, Mr. Frederick will be eligible to receive an annual performance bonus targeted at 35% of his annual base salary.

James Hayden. On April 18, 2005, the Company entered into an employment letter agreement with James Hayden whereby Mr. Hayden was appointed Senior Vice President, Global Sales at an annual salary of $180,000. In addition, Mr. Hayden will be eligible to receive a variable performance bonus targeted at $140,000, a part of which is paid as commission under the Company’s Sales Commission Plan which is determined at the beginning of each fiscal year and is tied to the Company’s overall corporate bookings objectives.

Mark Hovde. On April 26, 2005, the Company entered into an employment letter agreement with Mark Hovde whereby Mr. Hovde was appointed Senior Vice President, Marketing at an annual salary of $240,000. In addition, Mr. Hovde will be eligible to receive an annual performance bonus targeted at 35% of his annual base salary.

Daniel Weiner. On May 5, 2004, the Company entered into an employment letter agreement with Daniel Weiner, the Company’s Chief Technology Officer, which provides him an annual salary of $260,000. In addition, Dr. Weiner is eligible to receive an annual bonus targeted to 35% of his base salary.

Our executive officers’ base salaries and performance based cash bonus targets are reviewed annually by our Committee as part of our performance review process and may be increased for merit reasons. The Chief Executive Officer Chief Executive Officer aids the Committee by providing recommendations regarding the total cash compensation of all executive officers, other than himself. Each named executive officer, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about his contributions to the Company’s success for the period being assessed.

In addition, from time to time, we may realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, we have adjusted base salaries as warranted for promotions or other changes in the scope or breadth of an executives’ role or responsibilities. During this past fiscal year, there were no salary adjustments for any named executive officer. However, for the upcoming fiscal year ending March 31, 2008, the Committee approved an increase in the base salaries for Messrs. Frederick, Hayden and Hovde by 4% and for Mr. O’Connor’s by 10% based on the peer-group analysis that was presented by Compensia. Furthermore, the Committee increased Dr. Weiner’s base salary by approximately 13% and changed his bonus target to 40% of his base salary, in recognition of his promotion to Chief Technology Officer in April 2007.

Termination-Based Compensation. We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the named executive officers in the event of a termination of employment or a change of control.

Termination without Cause or Resignation upon Change In Control—Upon termination of employment without cause or resignation within six (6) months of a change in control for good reason, the named executive officers are entitled to receive severance consisting of their base salary in effect on the termination date, for a period of one (1) year from the date of such termination, along with all costs associated with the maintenance of his health care coverage during this period (the “Severance Package”). We believe that the Severance Package is generally in line with severance packages offered to named executive officers of the companies of similar size to us represented in the compensation data we reviewed. In addition, we believe this element of our compensation is necessary to attract highly qualified individuals and encourage them to remain employed with the Company.

Acceleration of Vesting of Equity Base Awards—Option grant awards held by the named executive officers were granted under the Company’s 2000 Equity Incentive Plan. Certain provisions of our 2000 Equity Incentive Plan allow for acceleration of equity awards in case an employee is terminated for certain reasons after a change of control as defined in our 2000 Equity Incentive Plan. This plan provided that the shares subject to each option will immediately vest in full in the event the Company is acquired in a merger or asset sale, unless the option is to be assumed or substituted for by the acquiring entity. In addition, if, within thirteen (13) months of a change in control, the continuous service of an optionee under the 2000 Equity Incentive Plan terminates due to an involuntary termination (not including death or disability) without cause or due to a constructive termination, the shares subject to each option will immediately vest in full.

Equity Compensation

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grants and similar awards is determined by reference to the last quoted price per share on the OTCBB Stock Market at the close of business on the date of grant. The Company does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information.

Option awards are made at quarterly Compensation Committee meetings which are pre-scheduled at the beginning of each fiscal year and at special meetings as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting. The Company may also make grants of equity incentive awards at the discretion of the Compensation Committee or the board of directors in connection with the hiring of a new named executive officer and other employees. However, typically, new hires will receive their initial option grant during the next regularly scheduled Compensation Committee meeting.

In accordance with our philosophy, our longer term equity compensation is based on equity ownership. In general, similar to base salaries, stock options awarded to named executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success. We believe that equity ownership in the Company is important to tie the ultimate level of a named executive officer’s compensation to the performance of the Company’s stock while creating an incentive for sustained growth.

In addition, the Compensation Committee views granting options as a retention device and therefore also reviews the status of vesting and number of vested verses unvested options at the time of grant. In awarding stock options to named executive officers, the Compensation Committee considered several factors, including individual performance, overall contribution to the Company, retention, whether the options were vested or unvested and the total number of stock options to be awarded, performance and the value of the stock option at the time of grant individual performance. The benchmark for these grants is the median level of annual option grants for similar positions at companies of similar size and industry to us, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to such companies.

The stock options awarded to the named executive officers in the fiscal year ended March 31, 2007, reflect the Company’s compensation policy to retain and reward executives and employees contributing to the Company’s accomplishments during this period and the overall long-term success of the Company. The specific grant amounts and details of option terms are outlined in the Grants of Plan Based Awards Table on page 31.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision and group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. There were no special benefits or perquisites provided to any named executive officer during the fiscal year ended March 31, 2007.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2007. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. Due to the uncertainty of the expense related to SFAS 123R, the Committee will be taking a more conservative approach in its options granting practices and will not continue to provide annual options grants to all employees, as done over the past few years.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Conclusion

The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other software and life sciences related companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company’s stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Philippe O. Chambon

Douglas E. Kelly

Summary Compensation Table

The following table sets forth information concerning compensation earned by the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers during the last fiscal year for services rendered to the Company in all capacities for the fiscal year ended March 31, 2007 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Shawn M. O’Connor Chairman, Chief Executive Officer and President	2007	300,000	168,750	155,015	500	624,625

William Frederick Senior Vice President, Chief Financial Officer	2007	250,000	337,500	73,290	500	661,290

James Hayden Senior Vice President, Global Sales	2007	180,000	101,250	118,493	500	399,743

Mark Hovde Senior Vice President, Marketing	2007	240,000	135,000	71,231	—	446,231

Daniel Weiner Chief Technology Officer	2007	260,000	135,000	73,236	500	468,236

(1)

Reflects the compensation expense reported by us for these awards/grants in fiscal 2007 in accordance with SFAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended March 31, 2007, filed with the SEC on June 27, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(2)	Reflects contributions made by Company into named executive officer’s 401K account, under the Company’s 401K matching program during the 2007 fiscal year.

Grants of Plan Based Awards Table

The following table shows all plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2007. The option awards identified in the table below are also reported in the Outstanding Equity Awards Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Shawn O’Connor	5/05/06	—	—	—	125,000	$1.35	$125,375
	—	—	180,000	216,000	—	—	—
William Frederick	5/05/06	—	—	—	250,000	$1.35	$250,750
	—	—	87,500	105,000	—	—	—
James Hayden	5/05/06	—	—	—	75,000	$1.35	$75,225
	—	—	63,000	75,600	—	—	—
Mark Hovde	5/05/06	—	—	—	100,000	$1.35	$100,300
	—	—	84,000	100,800	—	—	—
Daniel Weiner	5/05/06	—	—	—	100,000	$1.35	$100,300
	—	—	91,000	109,200	—	—	—

(1)	Reflects the grant date fair value of each equity award in accordance with SFAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended March 31, 2007, filed with the SEC on June 26, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of the fiscal year ended March 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date(1)	Option Exercise Price ($)	Option Expiration Date

Shawn M. O’Connor	250,000	—	9/20/2002	$0.65	9/20/2012
	489,583	10,417	4/24/2003	$0.06	4/24/2013
	182,291	67,709	4/22/2004	$1.63	4/22/2014
	—	125,000	5/05/2006	$1.35	5/05/2016

William Frederick	—	250,000	5/05/2006	$1.35	5/05/2016

James Hayden	95,833	104,167	4/29/2005	$1.47	4/29/2015
	—	75,000	5/05/2006	$1.35	5/05/2016

Mark Hovde	119,791	130,209	4/29/2005	$1.47	4/29/2015
	—	100,000	5/05/2006	$1.35	5/05/2016

Daniel Weiner	133,333	66,667	7/22/2004	$0.92	7/22/2014
	34,375	40 625	5/26/2005	$1.67	5/26/2015
	—	100,000	5/05/2006	$1.35	5/05/2016

(1)	All options vest over a four (4) year period, at a rate of 25% upon the first anniversary of the grant date and then at a rate of 1/48th per month thereafter until fully vested.

Potential Payments Upon Termination or Change of Control

The following table sets forth the estimated payments and benefits that would be made to each named executive officer in connection with the termination of their employment upon specified events assuming a $1.60 per share price for our Common Stock (the closing price on March 30, 2007, the last business day of fiscal 2007). The amounts shown also assume that the termination was effective March 30, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts paid can only be determined at the time of the termination of the executive’s employment, any actual payments and benefits may be different.

Benefit	Change in Control	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason

Base Salary
Shawn M. O’Connor	—	$300,000	$300,000
William Frederick	—	$250,000	$250,000
James Hayden	—	$180,000	$180,000
Mark Hovde	—	$240,000	$240,000
Daniel Weiner	—	$260,000	$260,000

Stock Options(1)
Shawn M. O’Connor	$47,292	—	—
William Frederick	$62,500	—	—
James Hayden	$22,250	—	$7,041
Mark Hovde	$33,125	—	$8,802
Daniel Weiner	$31,500	—	$38,834

Health Benefits(2)
Shawn M. O’Connor	—	$16,477	$16,477
William Frederick	—	$7,858	$7,858
James Hayden	—	$17,410	$17,410
Mark Hovde	—	$17,410	$17,410
Daniel Weiner	—	$12,235	$12,235

Total
Shawn M. O’Connor	$47,292	$316,477	$316,477
William Frederick	$62,500	$257,858	$257,858
James Hayden	$22,250	$197,410	$204,451
Mark Hovde	$33,125	$257,410	$266,212
Daniel Weiner	$31,500	$272,235	$311,069

(1)	Reflects the aggregate market value of unvested option grants which would be accelerated due to a change in control and/or termination, computed by multiplying (i) the difference between $1.60 and the exercise price of the option, by (ii) the number of shares underlying unvested options at March 30, 2007.
(2)	Reflects the amount reimbursed by Company in order for named executive officer to maintain the health coverage he had as of March 30, 2007 under COBRA, for a period of six months.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s equity compensation plans as of March 31, 2007.

Plan category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,995,131	(1)	$1.31	2,785,018	(2)
Equity compensation plans not approved by security holders	62,000		$1.55	138,000	(3)

Total	7,057,131		$1.31	3,047,721

(1)	Included in this amount are 2,090,314 shares issuable upon exercise of warrants.
(2)	Included in this amount are 229,277 shares available for future issuance under the 2000 US Employee Stock Purchase Plan.
(3)	Amounts correspond to the UK Company Share Option Plan and the 2001 UK Employee Stock Purchase Plan, which are not subject to stockholder approval. A description of the UK Company Share Option Plan and the 2001 UK Employee Stock Purchase Plan follows below.

UK Company Share Option Plan. The Board of Directors initially adopted the UK Company Share Option Plan on April 24, 2001. 200,000 shares of Common Stock are reserved for issuance under the UK Company Share Option Plan. As of March 31, 2006, options to purchase 20,000 shares of Common Stock were outstanding. In the event of a change of control (as defined in section 840 of the United Kingdom’s Income and Corporation Taxes Act of 1988), all outstanding options shall be accelerated in full. Pursuant to agreement between an option holder and the surviving entity, outstanding options may be substituted for by the surviving entity. The vesting and exercisability of all other options will terminate the earlier of the end of the option period or six months from the time when the corporate transaction occurs.

2001 UK Employee Stock Purchase Plan. The Board of Directors adopted the 2001 UK Employee Stock Purchase Plan on April 24, 2001. Generally, all of our employees located in the United Kingdom who are not officers or directors may participate in offerings under the plan. 130,000 shares of Common Stock are authorized pursuant to purchase rights granted under the plan. As of March 31, 2006, 1,620 shares have been issued pursuant to the purchase plan and 128,380 shares remain available for grant. On each January 1, starting with January 2002, the share reserve will automatically be increased by a number of shares equal to the lesser of (i) 1.5% of our then outstanding shares of common stock, (ii) 130,000 shares, or (iii) such fewer number of shares determined by the Board. Upon the happening of certain corporate transactions, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefore. Otherwise, the rights may continue in full force and effect, or the participant’s accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction and the participant’s rights under the offering terminate.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. The Company will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Series B Preferred Stock Dividend

The Series A Preferred Stock is entitled to receive an annual dividend of eight percent (8%) payable quarterly in cash or shares of Series B Preferred Stock, at the election of the holder of the Series A Preferred Stock. The Series B Preferred Stock has identical rights, preferences and privileges to the Series A Preferred Stock except that the Series B Preferred Stock is not entitled to eight percent (8%) dividends. These quarterly dividends commenced in September 2002. During the fiscal year ended March 31, 2007, the Company paid $290,927 in cash dividends to holders of the Series A Preferred Stock and at the election of the Series A Preferred Stock holders, the Company issued dividends in the form of 272,130 shares of Series B Preferred Stock to holders of Series A Preferred Stock. The Alloy Entities and the Sprout Entities collectively own one hundred percent (100%) of the Company’s Preferred Stock. Dr. Kelly, one of the Company’s directors, is affiliated with the Alloy Entities. Dr. Chambon, one of the Company’s directors, is affiliated with the Sprout Entities. On June 27, 2007, all the holders of Preferred Stock notified the Company of their election to convert all of their shares of Preferred Stock into shares Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of Drs. Chambon and Kelly. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended March 31, 2007, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with the Company’s management and with Grant Thornton LLP, the Company’s independent registered public accounting firm;

•	discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•

received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed Grant Thornton LLP’s independence with them.

Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Dean O. Morton Arthur H. Reidel Howard B. Rosen

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Mountain View, California

July 2, 2007

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Pharsight stockholders will be “householding” our proxy materials. A single 2007 Annual Report and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker or the Company that they will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or revokes consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate 2007 Annual Report and Proxy Statement, such stockholder should notify its broker and direct a written request to Pharsight Corporation, 321 E. Evelyn Ave. 3rd Floor, Mountain View, California 94041, Attention: Corporate Secretary, or contact the Corporate Secretary at (650) 314-3800.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Attachment A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PHARSIGHT CORPORATION

A Delaware Corporation

Pharsight Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Corporation is Pharsight Corporation.

B. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 22, 2000.

C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred Twenty Five Million (125,000,000) shares. One Hundred Twenty Million (120,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [three (3) to six (6)]* shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Over-The-Counter Bulletin Board, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

D. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

*	These amendments approve the combination of any whole number of shares of Common Stock between and including three (3) and six (6) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the four amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other three proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all four proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

Attachment A

IN WITNESS WHEREOF, Pharsight Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Shawn M. O’Connor, its President and Chief Executive Officer, on                             .

PHARSIGHT CORPORATION

Shawn M. O’Connor
President and Chief Executive Officer

Pharsight Corporation

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 8, 2007.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Shawn M. O’Connor* 02 - John J. Schickling* 03 - Douglas E. Kelly*

04 - Dean O. Morton* 05 - Arthur H. Reidel* 06 - Howard B. Rosen* *Each to serve for the ensuing year or until their respective successors have been duly elected and qualified.

2. To approve amendment to Pharsight’s Amended and Restated Certificate of Incorporation that would effect a reverse stock split, pursuant to which any whole number of outstanding shares of Pharsight’s common stock between and including three and six would be combined into one share of such stock, and to authorize the Board of Directors, at their discretion, to select and file one such amendment which would effect the reverse stock split within such range prior to the 2008 annual shareholder meeting.

For Against Abstain

3. TO RATIFY THE APPOINTMENT OF GRANT THORNTON

LLP AS PHARSIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

6 2 A V 0 1 4 1 1 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00QX3A

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Pharsight Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 2007

The undersigned stockholder of Pharsight Corporation, a Delaware corporation (“Pharsight”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated July 2, 2007, and hereby appoints Shawn M. O’Connor and William Frederick, or either of them, as attorneys-in-fact and proxies, with full power of substitution, to vote all of the shares of stock of Pharsight which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Pharsight to be held on Wednesday, August 8, 2007, at 10:30 a.m. Pacific time, at the offices of the Company located at 321 E. Evelyn Ave. 3rd Floor, Mountain View, California, 94041, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this proxy will be voted FOR ??the election of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

The Board of Directors unanimously recommends a vote FOR ??the election of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)